Exhibit 10.3

May 19, 2015

Tracy A. Kern

255 Alto Drive

Oak View, CA 93022

Dear Tracy,

Interlink Electronics, Inc. is pleased to extend you this offer of employment for the position of Chief Financial Officer of Interlink Electronics, Inc.  The start date of your employment shall be June 1, 2015.  You understand that you shall be an “at will” employee and that you have not been offered employment for any specified term.

Should you accept our offer, your starting annual base salary will be $160,000 through December 31, 2015.  Beginning January 1, 2016 your annual base salary will be $180,000.  Your salary, less all customary deductions, shall be paid on a bi-weekly basis.

1.              Your title at Interlink Electronics, Inc. will be Chief Financial Officer

2.              Your position will report to the CEO

3.              Your starting salary will be $160,000 annually with a guaranteed increase to $180,000 effective January 1, 2016.

4.              Reserved only for key members of the management team, you will be a participant in a restricted stock option of 5,000 units of Interlink Electronics, Inc. which will vest as follows:  (a) 50% of the shares vest after 4 years; and (b) the balance of the shares after 5 years.  *Subject to Board approval*

5.              Your annual paid time off accrual will be 15 days

6.              First of the month following employment, you will be eligible for all benefits available to employees of Interlink Electronics.  Those benefits include:

a.              Medical Benefits: BlueShield of California HMO or PPO Plan Options

b.              Dental: Guardian DHMO or PPO Options

c.               Vision: Guardian Vision using the Davis 185

d.              Life and AD& D: Sun Life Financials

e.               401(k) Savings and Retirement Plan:  Employees can pay up to 16% of their salaries as pre-tax dollars into their 401(k) retirement account.  Interlink will match these contribution 50 cents on the dollar up to a total annual contribution of $500.00 All contributions are vested immediately.

f.                All benefits mentioned in the above will be paid 100% by Interlink Electronics, Inc.

Our offer to you is contingent upon execution of our Proprietary Information and Non- Disclosure Agreement and all other required tax and employment forms.

Interlink Electronics, Inc. ©

546 Flynn Road • Camarillo, California 93012

Phone +1(805)484-8855 • Fax +1(805)484-9457

If you agree to the above terms, please sign and return this letter to the undersigned as well as the information requested above.  By signing this offer letter, you represent that you have no restrictions from a previous employer that would prohibit you from accepting a position with Interlink Electronics, Inc.  We look forward to hearing from you in the near future and having you join us.  In the meantime, if you have any questions about this offer or Interlink Electronics, Inc., please feel free to contact the undersigned at your earliest convenience.

Sincerely,

/s/Steven N. Bronson
Steven N. Bronson, CEO

Agreed to and Accepted by

/s/ Tracy A. Kern
Tracy A. Kern

© Interlink Electronics.

*** Proprietary and Confidential ***